CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
TD SYNNEX CORPORATION
TD SYNNEX Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
FIRST: The name of the corporation is TD SYNNEX Corporation (the “Company”). The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on September 4, 2003 under the name SYNNEX Corp.
SECOND: This amendment to the Certificate of Incorporation of the Company as set forth below has been duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Company.
THIRD: A new Article XI of the Certificate of Incorporation is hereby added as follows:
ARTICLE XI
A. Recognition of Corporate Opportunities. In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of the Apollo Entities (as defined below) and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation and its Affiliates, and (ii) the Apollo Entities and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as they may involve the Apollo Entities and their respective Affiliates and any person or entity who, while a stockholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of the Apollo Entities and their respective Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by law (including, without limitation, the Delaware General Corporation Law), each Identified Person (i) shall have the right to, directly or indirectly, engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates, whether on its own account or as a partner, equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, manager, or assignee of any other person or entity, with no obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or that directly or indirectly competes with the Corporation or any of its Affiliates.
B. Competitive Opportunities. In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the Delaware General Corporation Law, the Corporation and its Affiliates will have no interest in, and no expectation that such Competitive Opportunity be offered to it, except as may be otherwise agreed in writing between the Corporation and the Apollo Entities. To the fullest extent permitted by law, any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Identified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Affiliates, (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the Apollo Entities and their respective Affiliates or Identified Person’s Affiliates or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Affiliates or direct or indirect equity holders and (iii) notwithstanding any provision in this Restated Certificate of Incorporation, as amended, to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Affiliates.
C. Acknowledgement. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.
D. Interpretation; Duties. In the event of a conflict or other inconsistency between this Article XI and any other Article or provision of this Restated Certificate of Incorporation, as amended, this Article XI shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall (i) an employee of the Corporation or any of its subsidiaries be deemed to be an “Identified Person”, and (ii) the Corporation be deemed to have waived or renounced any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any Competitive Opportunity that is presented to an employee of the Corporation or any of its subsidiaries, irrespective of whether such employee (a) is a director or officer of the Corporation or any of its subsidiaries or their respective affiliates or (b) otherwise would be an Identified Person absent being an employee of the Corporation or any of its subsidiaries.

E. Section 122(17) of the Delaware General Corporation Law. For the avoidance of doubt, subject to paragraph D of this Article XI, this Article XI is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the Delaware General Corporation Law, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article XI, and this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the Delaware General Corporation Law.

F. Definitions. Solely for purposes of this Article XI, “Affiliate” shall mean (i) with respect to the Apollo Entities, any person or entity that, directly or indirectly, is controlled by an Apollo Entity, controls an Apollo Entity, or is under common control with an Apollo Entity, but excluding (a) the Corporation, and (b) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (ii) in respect of the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation; and “Apollo Entities” shall mean, collectively, Apollo Global Management, Inc., its subsidiaries (collectively, “Apollo”), and investment funds managed, sponsored or advised by affiliates of Apollo, including Apollo Management IX, L.P.
G. Amendment. Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article XI.

FOURTH: All other provisions of the Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 17th day of March, 2022.

TD SYNNEX CORPORATION
By:	/s/ David Vetter
Name: David Vetter
Title: Chief Legal Officer, Corporate Secretary